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Comerica Bank




                                  July 7, 2000


Wm. Robert Wright II
Three Cities Research, Inc.
650 Madison Avenue
New York , NY 10022

         Re: Loan Facilities ("Faci1ities") to be provided for BR Acquisition Corp. (a corporation to be formed for the acquisition of Business Resource Group) by Comerica Bank - California or its affiliates ("Comerica") as Agent


Dear Mr. Wright:

         This letter shall constitute the commitment of Comerica to provide the loan facilities described in the attached Summary of Terms and Conditions, subject to the terms and conditions described in the Summary of Terms and Conditions, the enclosed Agency Fee Letter and the general conditions described in Exhibit "A" to this letter.

         This commitment may be accepted by your execution and return to me of the enclosed copies of this letter and related Agency Fee Letter, together with your payment of the initial $150,000 insta1lment on the Arrangement Fee described in the Agency Fee Letter.

         Unless this commitment is so accepted before close of business, Monday, July 10, 2000, this letter shall (unless extended by Comerica, in its sole discretion) automatically expire by its terms and shall no longer be subject to acceptance.


                                   COMERICA BANK - CALIFORNIA

                                   By: /s/Allen G. Williams
                                       -----------------------------

                                   Its: Executive Vice President
                                       -----------------------------


Accepted:
THREE CITIES RESEARCH. Inc.
And
BR ACQUISITION CORP.

By: /s/ Wm. Robert Wright
    ---------------------------------------
        Wm. Robert Wright
Its:    Authorized Officer of Each of Them



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                                  EXHIBIT "A"
                               GENERAL CONDITIONS



         The following General Conditions are specifically incorporated within and form a part of the commitment letter to which they are attached. Fulfillment and discharge of the following General Conditions are preconditions to Comerica's obligation to consummate the proposed Financing.

         1. Co-Ordination with Comerica's Counsel. David K. McLeod of Miller, Canfield, Paddock and Stone (313-496-7564) will act as our counsel in connections with this transaction. After your acceptance of this commitment letter, you are requested to have your counsel contact the attorney for the purpose of arranging the ordering of Uniform Commercial Code searches, the preparation of closing documents and the coordination of the respective obligations.

         2. Delivery of Obligor's Documents. All documentation to be provided to Comerica by you should be provided as soon as possible after the acceptance of this commitment letter.

         3. Conditions to Financing. The willingness of Comerica to provide the Financing and the closing of the Financing shall be subject to the satisfaction, on or before the date of closing under this Commitment ("Closing"), of each of the following conditions.

               A. Execution of Loan Documents: The negotiation, execution and delivery of a loan agreement, promissory notes, guaranties, security agreements, stock pledges, mortgages and collateral and other documentation reasonably satisfactory to Comerica and its counsel, containing, subject to the Summary of Terms and Conditions, customary conditions, covenants, warranties, remedies and other provisions including, without limitation, the conditions, covenants, warranties and provisions described herein and in the Summary of Terms and Conditions.

               B. Merger: Comerica's receipt of satisfactory evidence confirming that concurrently with the initial funding of the Financing, BR Acquisition Corp. and Business Resource Group will be merged.

               C. Pro Forma Financial Information and Projections: Comerica' s receipt of a pro forma unaudited consolidated balance sheet and statement of the operations of the Company, the guarantors mentioned in the Summary of Terms and Conditions ("Guarantors") and their respective subsidiaries as of the Closing, which shall not differ in any material adverse respect from the information previously delivered to Comerica and projections in form reasonably acceptable to Bank ("Projections").

               D. Fairness Opinion: Comerica's receipt of a fairness opinion with respect to BR Acquisition Corp.'s purchase of the stock of Business Resource Group (the "Stock Purchase"), in form satisfactory to Comerica and prepared by a reputable firm satisfactory to Comerica and its counsel.

               E. Other Closing Documents: Comerica's receipt of satisfactory evidence of (1) all governmental, third party and/or other approvals, permits, registrations and the like, necessary or appropriate in connection with the Financing or any transaction contemplated




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thereby, (2) the corporate approvals by the Company, its subsidiaries and the
Guarantors as applicable, of the loan agreement, guaranties and other loan and collateral documents, instruments and transactions contemplated hereby, (3) confirmation that the respective amounts of the sources and uses for the Financing and the Stock Purchase are substantially consistent with the information previously provided to Comerica, (4) customary opinions of legal counsel for Company, the Guarantors and their respective subsidiaries, covering the Financing, the Stock Purchase and such other matters as reasonably required by, and otherwise in form and content satisfactory to, Comerica and its counsel and (5) such additional information, reports and other requirements reasonably requested by Comerica.

               F. Material Adverse Change: There shall have been no material adverse change in the condition (financial or otherwise), properties, business results or operations of Company the Guarantors and their respective subsidiaries from the condition shown in the financial information delivered to Comerica prior to the date hereof; nor shall any omission, inconsistency, inaccuracy, or any change in presentation or accounting standards which renders such financial statements materially misleading have been determined by Comerica to exist.

               G. Material Change in Markets: There shall not have occurred after the date of this Commitment, a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions (domestic or foreign), in each case as determined by Comerica, in its sole discretion.

               H. Payment of Fees and Expenses: Company or Three City Research, Inc. ("Three Cities") shall have paid to Comerica all fees and expenses required to be paid on or before the Closing under the terms of this Commitment or any separate agency fee or other fee letter ("Fee Letter") in effect between Company, Three Cities and Comerica, from time to time.

         4. Right to Syndicate: Company Obligations. Comerica reserves the right, before the Closing under this Commitment (but without reducing its obligations hereunder) or subsequent to the Closing to syndicate the Financing by a1lot:ating or assign1ng percentages of the Financing (including its rights and obligations under this Commitment) thereof to other banks or financial institutions (collectively, with Comerica, the "Banks") selected by Comerica and approved by Three Cities and the Company, such approval not to be unreasonably withheld, conditioned or delayed. Three Cities and the Company agree to exercise good faith, diligent efforts to cooperate with Comerica in such syndication efforts, including without limitation providing financial and other information to prospective Banks, and responding to inquiries and other requests received from prospective Banks, providing assistance in the preparation of a confidential information memorandum and other syndication material and hosting, with Comerica, of one or more meetings with prospective lenders. Company and Three Cities further agree to refrain from engaging in any additional or other financing (except as described in this letter or in the Summary of Terms and Conditions or as specifically identified in any materials previously furnished to Cormerica) during such syndication process unless otherwise agreed to by Comerica.

         5. Control of Syndication. It is understood and agreed that Comerica, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed lenders and any titles offered to proposed lenders, when commitments will be accepted and the final allocations of the commitments among the lenders. It is understood that no other lender participating in the Financing will receive compensation


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from you outside the terms of this letter in order to obtain commitment. It is also understood and agreed that the amount and distribution of the fees among the lenders will be at the sole discretion of Comerica, and that any syndication prior to execution of definitive documentation will reduce the commitment of Comerica.

         6. Successful Syndication. Comerica shall be entitled, after consultation with you, to change the pricing (subject to the limitations set forth in the Agency Fee Letter), terms and/or structure of the Financing if Comerica determines, in its reasonable discretion, that such changes are necessary or advisable to insure a successful syndication of the Financing; provided, however, that the total amount of the Financing remains unchanged. It is understood that Comerica's commitment hereunder is expressly subject to the agreements in this paragraph, and that such agreements (and any similar agreements in the Fee Letter) shall survive the Closing.

         7. Reliance on Financial Information. Three Cities and the Company hereby represent and warrant that (a) all information other than the Projections (the "Information") that has been or will be made available to Comerica by it or any of its representatives (in each case, with respect to Information furnished to Comerica prior to the date of commencement of the syndication of the Financing, as supplemented from time to time prior to such date) is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Comerica have been or will be prepared in good faith based upon assumptions you believe to be reasonable. It is understood that, in arranging and syndicating the financing, Comerica may use and rely on the information and Projections without independent verification.

         8. Comerica's Fees and Expenses: Whether or not the closing of the Financing occurs under this Commitment, Three Cities and the Company shall pay to Comerica, in addition to the fees required under any Fee Letter in effect from time to time, all of Comerica's costs and expenses, including, by way of description and not limitation, reasonable attorney fees and advances, appraisal and accounting fees, lien search fees, environmental audit fees, and required travel costs, incurred by Comerica in connection with this Commitment, and the negotiation, consummation and/or closing of the loans contemplated hereby. This paragraph shall survive the expiration or termination of the Commitment.

         9. Indemnification. The Company shall indemnify and hold Comercia, and its shareholders, directors, agents, officers, employees, attorneys, subsidiaries and affiliates (collectively, the "Indemnified Parties"), harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses (including reasonable attorneys fees) incurred, suffered, sustained or required to be paid by reason of or resulting from the transactions contemplated hereby or which otherwise result from the Financing, other than as a result of Comerica's gross negligence or willful misconduct.

         10. Non-assignability; Termination. This Commitment is provided for the sole benefit of Three Cities and the Company, is not intended to create any rights in favor of and may not be relied upon by any third party, and shall not be transferable or assignable by Three Cities or the Company by operation of law, or otherwise, and may be terminated at the option of Comerica if Three Cities or the Company shall fail to comply with any of the terms and




                                      -3-


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conditions hereof, or in the event at any time prior to the Closing of the
Financing of a filing by or against Three Cities or the Company or any of their respective subsidiaries, of a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, trustee or custodian or the making by Three Cities or the Company or any of their respective subsidiaries, of an assignment for the benefit of creditors or the filing of a petition for arrangement, or other similar proceedings.

     11. No Effect on Loan Documents. Until the closing hereunder, this Commitment shall not amend, modify or otherwise affect, in any manner whatsoever, any existing loan agreements, loan documents, any existing credit facilities provided by Comerica (with or without any other party) to Three Cities or the Company (or any of their respective subsidiaries or affiliates), or any loan, collateral or other document or instrument executed in connection therewith.

     12. Entire Agreement; Amendment. This Commitment (including the Summary of Terms and Conditions) and the Fee Letter contain the entire agreement of Comerica as of the date hereof with respect to the Financing and are not subject to or supplemented by any previous correspondence or communications (verbal or written) between Three Cities or the Company, and Comerica or any other document not expressly referenced herein. No change in this Commitment sha11 be binding upon the parties unless expressed in writing and signed by them.

     13.  Termination of Commitment.   This Commitment may be terminated at
Comerica's option, without further liability by Comerica, upon the failure by either Borrower, Company or any Guarantor to comply with any of the terms and conditions of the commitment letter, or if any representation or warranty made by or on behalf of any of the aforementioned persons should be or become untrue or misleading in any material respect or if any event occurs which, under the terms of the commitment letter, would constitute a Default if the transaction has closed. Upon such termination, any fees paid or to be paid to Comerica under this Commitment shall constitute liquidated damages. In addition, at Comerica's election, Three Cities and Company shall pay to Comerica, upon demand, the full amount of all costs and expenses (including without limit in-house or outside attorney charges) incurred by the Bank in connection with the Commitment and the proposed Financing.

     14. Cancellation for Failure to Close. This Commitment may, in all events, be canceled at Comerica's option, communicated to the Borrowers in writing, in the event that the loan proposed to be made pursuant to the Commitment is not closed on or before November 6, 2000.

     15. Waiver or Modification. The provisions of this Commitment (including without limit these General Conditions) cannot be waived or modified except in a further written instrument signed by Comerica.


                                     -4-


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CONFIDENTIAL                                             BUSINESS RESOURCE GROUP


                        SUMMARY OF TERMS AND CONDITIONS

                 $40,000,000 Secured Revolving Credit Facility
                     $8,000,000 Secured Term Loan Facility
               $8,000,000 Secured Acquisition Term Loan Facility
                                      for
                              BR Acquisition Corp.

                                  July 7, 2000


I. GENERAL PROVISIONS

Agent and Arranger:     Comerica Bank-California or its affiliate(s) ("Comerica"
                        or "Agent"), to be Structuring, Documentation, and Administrative Agent.

Commitment Amount:      Agent to underwrite and syndicate, as indicated in the
                        Agency Fee Letter, a $40,000,000 Secured Revolving
                        Credit Facility, $8,000,000 Secured Term Loan Facility, and a $8,000,000 Secured Acquisition Term Loan Facility.
                        Total outstandings under these facilities shall not at any time exceed $45,000,000 (the "Total Usage
                        Limitation").

Agency Fee:             As set forth in the Agency Fee Letter and Administrative
                        Agency Fee Letter.

Lenders: Syndicate of Lenders acceptable to Comerica (the "Banks" or "Bank Group").

Lenders' Minimum
 Commitment Amount:     $10,000,000

II. LOAN FACILITY; SPECIFIC TERMS

Facility A:             $40,000,000 Secured Revolving Credit Facility.
                        ("Revolving Credit Facility")

Borrower:               The survivor of the merger of BR Acquisition Corporation
                        and Business Resource Group ("Company"), or other corporation acceptable to Comerica Bank in its sole discretion.

Facility Description:   Secured Revolving Credit Facility with advances and
                        re-advances available based on an Advance Formula which also allows for the issuance of up to $5,000,000 in Standby Letters of Credit.

Purpose: Purchase of the stock and options issued by Business Resource Group, refinance debt, working capital, and general corporate purposes.

Maturity Date:          Five years from date of closing.

Security:               First security interest in accounts, notes, contracts
                        receivable, inventory, general intangibles, machinery and equipment, and all other tangible and intangible personal property now owned, and hereafter acquired by Company and each guarantor. Pledge of 100% of stock of all Subsidiaries now owned or hereafter acquired.

Advance Formula:        Availability for all advances under the Facility shall
                        under a Borrowing Base which shall be limited to 80% of Eligible Gross Accounts Receivables aged up to 120 days from invoice date, and either(a) 30% of Eligible
                        Inventory or (b) 65% of Billable

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        Comerica Bank, as Agent       (i)                              [LOGO]


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CONFIDENTIAL                                             BUSINESS RESOURCE GROUP

                        Eligible Inventory, (but as yet unbilled inventory), such advance on unbilled inventory to be limited to a maximum of $4,000,000 declining to a maximum of $2,000,000 on July 31, 2001 and $0 on October 31, 2001.
                        Total inventory reliance limited to 40% of Accounts Receivable availability. Furthermore, $5,000,000 shall be reserved (the "Reserve") under this Borrowing Base (but not the facility) until the amount outstanding under the $8,000,000 Secured Term Loan (the "Term Loan"), is reduced to $5,000,000 at which time, the Reserve reduces to an amount equal to the amount then outstanding under the Term Loan so long as the Borrower is in compliance with the loan agreement.

Letters of Credit:      Availability under the Revolving Credit Facility to
                        include up to $5,000,000 in the aggregate in Standby
                        Letters of Credit issued by the Agent, with pro-rate risk participation from the Banks. The aggregate amount of all Letters of Credit issued shall reduce availability under the Revolving Credit Facility.
                        Maturity of individual Letters of Credit will not exceed
                        12 months or, if earlier, the maturity of the Revolving
                        Credit Facility.

                        Nonrefundable letter of credit fee (calculated on a per annum basis) payable quarterly in advance, in accordance with Applicable Margin Grid I, plus a Facing Fee on each Letter of Credit, as indicated in the Agency Fee Letter attached.

Swing Line:             Comerica will provide from time-to-time up to $5,000,000
                        of the Revolving Credit Facility under a Swing Line available to the Company. The Swing Line is provided as an accommodation to the Company and the additional Banks to handle daily activity with minimum draws and payments of $50,000. Advances under the Swing Line shall be at the Base Rate plus the Applicable Margin, (See attached
                        Applicable Margin Grid I for Applicable Margin) and shall reduce availability under the Revolving Credit
                        Facility.

Borrowing Options:      Borrowing Options to Company for advances under the
                        Revolving Credit shall include a Eurodollar Rate and a Base Rate plus the Applicable Margins adjusted quarterly, but within 5 Business Days upon receipt of quarterly and annual financial statements and compliance certificates. (See attached Applicable Margin Grid I for
                        Applicable Margin).

                        Base Rate shall refer to the higher of i) Agent's prime rate, or ii) the federal funds rate plus 100 basis points.

                        Eurodollar Rate means Comerica Bank's Eurodollar rate which will be adjusted for reserves and other regulatory requirements, plus the Applicable Margin. See attached Applicable Margin Grid I for Applicable Margin.

   Interest Periods     Eurodollar Rate - Interest periods of 1, 2, 3 and 6
                        months.

   Interest Payments    Interest payable on the first day of each quarter for
                        Base Rate Advances in respect of the prior quarter's advances and on the last day of each interest period for other Advances (and every three months for six month interest periods).

                        Customary provisions protecting Banks in the event of unavailability of funding, illegality, increased costs, breakage and funding losses and indemnification.

Drawdowns:              Base Rate - Minimum draws of $250,000 with same day
                        notice.

                        Eurodollar rate - Minimum draws of $1,500,000 with three
                        (3) business days notice.


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        Comerica Bank, as Agent       (ii)                              [LOGO]


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CONFIDENTIAL                                 BUSINESS RESOURCE GROUP

Prepayment:             Base Rate loans may be prepaid on same day notice.

                        Eurodollar Rate loans are subject to prepayment compensation if repaid before the end of the respective Interest Period.

Commitment Fee:         A Commitment Fee based on the unused portion of the
                        Revolving Credit Facility as shown on Applicable Margin
                        Grid I, payable quarterly in arrears.

Termination or
   Reduction of
   Commitment:          The Company may terminate the Revolving Credit
                        commitment in amounts of at least $1,000,000 at any time on five (5) business days notice.

Facility B:             $8,000,000 Secured Term Loan Facility, ("Term Loan").
----------

Borrower:               Company

Facility Description:   Secured Term Loan Facility which amortizes over a five
                        year period.

Purpose: Purchase of the stock and options issued by Business Resource Group, refinance debt, working capital, and general corporate purposes.

Maturity Date:          Five years from date of closing.

Amortization Payments:  Equal ($400,000) quarterly principal payments due on the last day of each fiscal quarter end, commencing at the end of the first full fiscal quarter following the close.

Security:               Same as Facility A.

Reserve: $5,000,000 shall be reserved (the "Reserve") under the borrowing Base, above, (but not the facility) until the amount outstanding is reduced $5,000,000 at which time, the Reserve reduces to an amount equal to the amount then outstanding under the Term Loan so long as the Borrower is in compliance with the loan agreements.

Borrowing Options:      Same as Facility A

Facility C:             $8,000,000 Secured Acquisition Term Loan Facility.
----------              ("Acquisition Facility").

Borrower:               Company

Facility Description:   Secured Acquisition Term Loan Facility which permanently
                        reduces with each drawdown for a Permitted Acquisition.
                        Interest only for the first six months from the drawdown date, then amortizes in equal quarterly amounts over a five year period.

Purpose:                Finance Permitted Acquisitions.

Availability:           The Acquisition Facility shall be available for
                        permitted Acquisitions for a period up to two years from the date of close.

Drawdown Conditions:    1.  Bank Group approval required for all acquisitions
                            requiring Borrower's consideration greater than or equal to $5,000,000.
                        2.  The amount drawn for any acquisition shall not
                            exceed the lesser of x) 40% of the acquisition price, or y) Two times the target's most recent four quarters' adjusted EBITDA.

Maturity Date:          Five years from date of Close.

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Comerica Bank, as Agent                   (iii)                           [LOGO]


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CONFIDENTIAL                                            BUSINESS RESOURCE GROUP


Amortization Payments:   Interest only for the first six months from the
                         Drawdown date, then amortization at the rate of 5% of the Drawdown amount in each subsequent quarter with any remaining amount due at maturity.

Security:                Same as Facility A, plus 100% of the stock of the
                         Acquired Company within 60 days of the close of the acquisition.

Borrowing Options:       Same as Facility A

Drawdowns:               Base Rate - Minimum draws of $250,000 with same day
                         notice.

                         Eurodollar Rate - Minimum draws of $1,500,000 with three (3) business days notice.

Commitment Fee:          A Commitment Fee based on the remaining commitment
                         amount of the Acquisition Term Loan Facility after permanent reductions for each Drawdown as shown on Applicable Margin Grid I, payable quarterly in arrears.

Termination or Reduction
 of Commitments:         The Company may terminate any unfunded portion of the
                         Acquisition Facility in amounts of at least $1,000,000 at any time on five (5) business days notice.

III. OTHER STANDARD PROVISIONS

Guaranties:              Indebtedness of the Company shall be guaranteed by OFN
                         Inc., ReNu Office Systems, Inc., MOI Acquisition Corp.,
                         Baquet Pastirjak, Team Office, Inc. and any subsidiaries hereafter formed or acquired by the Company.

                         Indebtedness of the Company shall also be guaranteed by Business Resource Holdings, Inc. ("BRH"), the immediate parent corporation of the Company and by BR Holdings, LLC ("LLC"), BRH's controlling owner. It is anticipated that BRH and LLC shall be single purpose entities.

Total Usage Limitation:  Total outstandings under Facility A (including Letters of Credit), Facility B, and Facility C shall not at any time exceed $45,000,000.

Subordination
Agreements:              Permitted Subordinated Indebtedness shall be defined as
                         12% fixed interest subordinated debt with no amortization during the term of this Financing. The interest will be paid in cash quarterly provided the Company is in compliance with loan documents and has provided a pro-forma compliance certificate showing post payment compliance with the Financial Covenants.
                         If such compliance is not shown, the interest will be paid in kind for such quarter. Each quarterly test will apply to such quarter's interest only and compliance in a given quarter will not allow prior PIK interest to be paid. The payment in kind of any or all interest will not be a cause for default or acceleration of the Permitted Subordinated Indebtedness. Furthermore,
                         Permitted Subordinated Indebtedness shall be on terms and conditions satisfactory to Comerica Bank.

Initial Capitalization:  An initial capitalization for Company on a consolidated basis of $49,900,000 million is to be required of which up to $15,000,000 million can be in the form of Permitted Subordinated Indebtedness and the balance in form of Common Stock and/or preferred stock all on terms and conditions satisfactory to Comerica Bank.

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Comerica Bank, as Agent             (iv)                                  [LOGO]


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CONFIDENTIAL                                           BUSINESS RESOURCE GROUP

Key Management/
Management Compensation:  Company agrees to pay compensation to Jack Peth, John
                          Palmer, Brian McNay and Jeff Tuttle ("Key
                          Management"), shareholders and affiliates pursuant to Management Agreements which have terms and conditions acceptable to Comerica. In addition, Key Management's initial Equity Contribution must be at least $3.9 million and account for at least 5% of the voting stock with options for at least an additional 5% during the next 5 years.

Representations and
Warranties:               Customary for credit agreements of this nature, with
                          respect to BRH, LLC and the Company and its subsidiaries including but not limited to

                          1.  Corporate existence
                          2. Corporate and governmental authorization; no contravention; binding effect
                          3.  No encumbrances except permitted leases
                          4.  Accuracy of information
                          5.  No material adverse change
                          6.  Environmental matters
                          7.  Compliance with laws, including ERISA
                          8.  No material litigation
                          9.  Existence, incorporation, etc. of subsidiaries
                          10. Payment of taxes
                          11. Full disclosure

Conditions to Closing:    Customary in credit agreements of this name, including
                          but not limited to:

                          1.  Absence of default
                          2.  Accuracy of representations and warranties
                          3. Negotiation, execution and delivery of a loan agreement, promissory notes, guaranties, security agreements, stock pledged and collateral and other documentation reasonably satisfactory to Comerica and its counsel, containing, subject to Summary of Terms and Conditions, customary conditions, covenants, warranties, remedies and other provisions including, without limitation, the conditions, covenants, warranties and provisions described herein in the Summary of Terms and Conditions.
                          4. Delivery to the Agent of a pro forma Borrowing Base and Covenant Compliance Certificate as of the date of close.
                          5. Comerica's receipt of historical financial information to include April, May and June 2000 results. Comerica's receipt of a pro forma unaudited consolidated opening balance sheet, giving effect to the stock purchase by TCR's affiliate for $9.25 all of the shares of stock of Business Resource Group and the closing of any Permitted Subordinated Indebtedness and/or Preferred Stock together with projected financial information acceptable to Comerica Bank.
                          6. Receipt of Management Agreement(s) between Company and management, shareholders and affiliates (or any other Agreement(s) with its affiliates of officers) which have terms and conditions acceptable to Comerica.
                          7. Fairness opinion, and any such other opinions required that are related to the Facilities and the transaction, at the discretion of Comerica Bank to be provided prior to closing by party acceptable to Comerica Bank.
                          8. Company (to be renamed Business Resource Group, Inc.) shall be the surviving entity of the merger of Business Resource Group and BR Acquisition Corp. and direct owner of all its subsidiaries.
                          9. Three Cities Research, Inc., Three Cities Fund III, L.P., its affiliate(s) (collectively "TCR") and Key Management shall be direct owners of 100% of the units of BR Holdings, LLC which shall be the direct owner of 100% of the capital stock of Business Resource Holdings, Inc. which shall be the direct owner of 100% of the capital stock of the Company.


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Comerica Bank, as Agent                 (v)                              [LOGO]

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CONFIDENTIAL                                            BUSINESS RESOURCE GROUP

Collateral Reporting:    Company must provide consolidated monthly borrowing
                         base certificates, monthly accounts receivable agings, inventory reports, fixed asset reports, and accounts payable agings report in detail acceptable to Agent within 20 days of the month end. Additionally, the Agent will conduct up to two collateral audits annually, at Company's expense.

Covenants:               Customary in credit agreements of this nature, with
                         respect to the Company and its subsidiaries, including but not limited to:
                         1.  Annual year end audited (by a CPA firm acceptable
                             to the Agent) consolidated and consolidating financial statements providing detail acceptable to Agent within 90 days of the fiscal year end. Quarterly (Agent reserves the right to require monthly) company prepared consolidated and consolidating financial statements and compliance certificate, with covenant calculations, providing detail acceptable to Agent, and quarterly backlog reports within 45 days of the end of each fiscal quarter. Annual audited financial statements of BRH and LLC within 90 days of their fiscal year end. Additional information including but not limited to annual financial projections acceptable to the Agent (to include balance sheets, income statements, statements of cash flows and underlying assumptions). The agent reserves the right to assess a late reporting fee of $500 per day, per report, including the collateral reports above.
                         2.  Payment of obligations
                         3.  Maintenance of property; insurance coverage
                         4.  Conduct of business; maintenance of existence
                         5.  Compliance with laws, including ERISA and
                             environmental regulations
                         6.  Inspection of property, books and records at
                             Company's expense
                         7.  Restrictions on liens and other indebtedness
                         8.  Limitations on Guaranties
                         9.  Limitations on consolidations, mergers, and sales
                             of assets
                         10. Limitations on investments, loans and advances
                         11. Limitations on cash dividends.
                         12. Limitations on management compensations, fees and
                             rents per Management Agreements
                         13. Limitations on use of proceeds
                         14. Capital Expenditures limited to $2.0 million per
                             annum, exclusive of acquired companies.
                         15. Negative pledge of Company capital stock, no
                             further negative pledges
                         16. Prohibition on Mergers or Acquisitions, except for
                             Permitted Acquisitions.

                             Permitted Acquisitions shall include those which meet the following requirements: (1) total purchase price (including seller notes and potential earnouts, but excluding reasonable transaction fees) shall not exceed $5,000,000, (ii) immediately before and after giving effect to such acquisition, the Pro Forma Total Funded Debt to Pro Forma Consolidated EBITDA and Pro Forma Senior Funded Debt to Pro Forma Consolidated EBITDA shall be at least 0.25 below the level required under the Agreement on a pro forma basis acceptable to Agent
                             (iii) both before and after giving effect to such merger or acquisition, the Company is able to borrow at least $5,000,000 of availability under the Revolving Credit Facility, (iv) the target of such merger or acquisition is in the same line of business as the Company (v) the target of such merger or acquisition shall not be or ever have been in any bankruptcy proceeding.

                             (vi) No default or Event of Default shall exist immediately before and after giving effect of such merger or acquisition (vii) Company shall be the surviving entity (vii) as soon as available but prior to the consummation of such merger or acquisition, the Company shall have provided to the Agent an opinion of counsel

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Comerica Bank, as Agent                    (vi)                            LOGO

CONFIDENTIAL                                             BUSINESS RESOURCE GROUP


                        that such merger or acquisition complies with this Agreement, all laws and regulations and that any other conditions under this Agreement relating to such transaction have been satisfied, such certificate shall contain such other information and certifications as requested by the Agent and be in form and substance satisfactory to the Agent (ix) at least 10 Business days prior to the consummation of such merger or acquisition, the Company shall have delivered all acquisition documents and other agreements and documents or information relating to such merger or acquisition reasonably requested by Agent in form and substance satisfactory to Agent, and a certificate of the Chief Financial Officer or Treasurer of the Company together with pro forma computations acceptable to Agent which demonstrate compliance with all financial covenants hereunder from the consummation date of the acquisition through expiration of the Credit Facility and the Agent shall have completed a satisfactory review thereof and completed such other due diligence satisfactory to the Agent.

Major Financial Covenants with respect to Company:

                        1. Minimum Current Ratio of .75:1.0, tested quarterly

                        2. Maximum Total Funded Debt Ratio, tested quarterly, as
                           follows:
                           4.00:1.0 from closing through July 31, 2001
                           3.50:1.0 from October 31, 2001 through July 31, 2002 3.0:1.0 thereafter

                        3. Maximum Senior Funded Debt Ratio, tested quarterly,
                           as follows:
                           2.75:1.0 from closing through July 31, 2001
                           2.50:1.0 from October 31, 2001 through July 31, 2002 2.00:1.0 thereafter

                        4. Minimum Senior Fixed Charge Coverage Ratio, tested
                           quarterly, as follows:
                           1.20:1.0 from closing through October 31, 2003 1.40:1.00 thereafter.

                        5. Minimum Total Fixed Charge Coverage Ratio, tested
                           quarterly, as follows:
                           1.25:1.0 from closing and thereafter.

                        6. Minimum Consolidated Net Worth of $47,400,000
                           closing, increasing by 75% of Consolidated Net Income plus 100% of the net proceeds of any sale of equity.

                        7. Minimum Tangible Effective Net Worth of $3,000,000 at
                           closing, increasing to $5,000,000 at October 31, 2000 and thereafter, tested quarterly.

                        8. Total Senior Funded Debt under these Facilities shall
                           not exceed $45,000,000 at any time.

Definitions             Total Funded Debt Ratio is defined as the ratio of Total
                        Debt to Consolidated EBITDA where Total Debt is defined as all consolidated interest bearing obligations including outstandings under the Facility, letters of credit, seller notes, Permitted Subordinated
                        Indebtedness, captial lease obligations, any obligation secured by a lien, guaranties or other contingent liabilities.

                        Senior Funded Debt Ratio is defined as the ratio of Total Senior Debt to Consolidated EBITDA where Senior Debt is defined as all consolidated interest bearing obligations including outstandings under the Facility, letters of credit, seller notes, capital lease obligations, any obligation secured by a lien, guaranties or other contingent liabilities.


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Comerica Bank, as Agent                (vii)                              [LOGO]

CONFIDENTIAL                                             BUSINESS RESOURCE GROUP


                        Consolidated EBITDA shall be defined as earnings before interest expense, income tax expense, depreciation expense and amortization expense on a consolidated basis calculated for the preceeding four quarters. Prior to closing, EBITDA shall be 200% of the actual EBITDA for the previous 6 months. For the quarter ending
                        October 31, 2000 Consolidated EBITDA shall be 133-1/3% of actual Consolidated EBITDA for the previous nine month period.

                        Solely for the purpose of calculating Senior or Total Funded Debt Ratios during any four quarter period which a Permitted Acquisition has occurred (x) EBITDA determined for the entity or business acquired shall be included in the calculation hereof, as if such Permitted Acquisition occurred on the first day of such four quarter period and (y) any Permitted Adjustments related to a Permitted Acquisition shall be added back during the rolling four quarter period which includes the date of the Permitted Acquisition. Permitted Adjustments shall be determined by Agent prior to closing of acquisition.

                        Senior Fixed Charge Coverage Ratio is defined as the ratio of Consolidated EBITDA to Consolidated Senior Fixed Charges.

                        Total Fixed Charge Coverage Ratio is defined as the ratio of Consolidated EBITDA to Consolidated Total Fixed Charges.

                        Consolidated Senior Fixed Charges shall be defined as Consolidated Senior Interest Expense plus scheduled payments of all Debt (including the principal portion of scheduled payments of Capital Lease obligations), plus all accrued/paid earnouts plus tax expense, for the preceding four quarters.

                        Consolidated Total Fixed Charges shall be defined as Consolidated Senior Interest Expense plus interest expense paid on Permitted Subordinated Indebtedness, scheduled principal payments of all Debt (including the principal portion of scheduled payments of Capital Lease obligations), plus all accrued/paid earnouts, plus tax expense, for the preceding four quarters.

                        Consolidated Senior Interest Expense is defined as interest expense on senior credit facilities, plus interest expense on capital lease obligations, capitalized interest, and all facility or recurring fees associated with the Facility for the preceding four quarters.

                        Consolidated Net Worth shall be as defined in accordance with GAAP plus Permitted Subordinated Indebtedness.

                        Tangible Effective Net Worth is defined as the consolidated Net Worth (plus Permitted Subordinated Indebtedness), less all intangibles including, but not limited to goodwill, capitalized organizational and financing costs, patants, copyrights, loans to officers and employees, and investments in businesses not 100% owned or related to the Borrower's current business activities.

                        The Current Ratio is defined as Current Assets divided by Current Liabilities, where Current Liabilities include outstandings under the Revolving Credit Facility, but excluding outstanding Letters of Credit. Other current assets and liabilities per GAAP.

                        All loan documents shall be prepared by and satisfactory in form and substance to Agent and Agent's counsel and will be consistent with this Term Sheet.

                        Pricing adjustments (based on grids) will be prospective only, with no rebate or drawback.


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Comercia Bank, as Agent                   (viii)                          [LOGO]

CONDIDENTIAL                                             BUSINESS RESOURCE GROUP

Events of Default:      Customary in credit agreements of this nature, including
                        but not limited to the following:

                        1. Failure to pay any interest, fees or principal, under
                           the Agreement when due
                        2. Failure to meet covenants
                        3. Representations or warranties false in any material
                           respect when made
                        4. Cross default to other Indebtedness of the Company
                        5. Change of ownership or control whereby TCR ownership
                           is less than 51% of the capital or voting stocks, or TCR does not maintain a majority control of the Board of Directors.
                        6. Other usual defaults after applicable grace periods,
                           with respect to the Company or its subsidiaries, including but not limited to insolvency, bankruptcy, ERISA and judgment defaults.

Assignment and
   Participation        Banks will have the right to sell participations in
                        their loans or commitments with the transferability of voting rights limited to changes in principal, rate, fees and term. Assignments, which must be in amounts of at least $5,000,000 (or their entire remaining amount), will be allowed (subject to administrative fee payable by assigning bank) with the consent of Company and Agent, such consent not to be unreasonably withheld or delayed. No consent of the Company will be required after an Event of Default. Participations and assignments will also be allowed within the Bank Group and to a banks' affiliates without Company consent.

Indemnification
   and Expenses:        Company will idemnify the Banks, including but not
                        limited to, following any event of default, against all losses, liabilities, claims and damages relating to their loans, the Company's use of loan proceeds or the commitments, including reasonable attorney's fees, except as such result from the indemnitiees' gross negligence or willful misconduct.

                        All fees and costs, including reasonable attorney fees, incurred by Agent in connection with negotiation of the credit facility, preparation of loan documents and closing and funding of the credit facility, and in connection with any amendments, revisions, consents, waivers or any enforcement, preservation or protection of rights will be paid by the Company subject to the terms outlined in the Agency Fee Letter, and Administrative Agency Fee Letter.

Majority Banks:         Any amendment, consent or waiver will require approval
                        of 60% of the Banks' aggregate commitments unless the commitments have been terminated in which case it will be based on the Bank's aggregate loans outstanding, except that approval of all Banks shall be required for changes in the amount of any bank's commitment, extensions of maturity, reductions of interest, principal, fees or release of collateral, or any guaranties and certain specified matters.

Governing Law:          State of California or Michigan at sole discretion of
                        Comerica Bank

Agent reserves right to determine final allocations and when to close syndicate offering.

Closing on loan facility subject to prior receipt by Agent of all necessary legal options, and government and third party permits, licenses and approvals.


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        Comerica Bank, as Agent       (ix)                               [LOGO]

CONFIDENTIAL                                           Business Resource Group


                              BR Acquisition Corp.

                             APPLICABLE MARGIN GRID

                      $40,000,000 Revolving Credit Facility
                         $8,000,000 Term Loan Facility
                   $8,000,000 Acquisition Term Loan Facility
                            (basis points per annum)


   Basis for Pricing                 LEVEL I             LEVEL II*                     LEVEL III
   -----------------                 -------             ---------                     ---------
Senior Funded Debt Ratio        Less than 2.00:1.0  Greater than 2.00:1.0        Greater than 2.50:1.0
                                                    But less than 2.50:1.0

Commitment Fee-R/C                    37.50                  37.50                          37.50

Eurodollar Margin-R/C                225.00                 275.00                         325.00

Commitment Fee-Acquisition T/L        50.00                  50.00                          50.00

Eurodollar Margin-T/L and
Acquisition T/L                      275.00                 325.00                         375.00

Base Rate Margin-R/C                   0.00                   0.25                           0.50

Base Rate Margin-T/L and
Acquisition T/L                        0.50                   0.75                           1.00
                                    -------                 ------                         ------
Letters of Credit Issuance Fees      225.00                 275.00                         325.00
                                    =======                 ======                         ======


* Level II is anticipated to be in effect at closing.


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        Comerica Bank, as Agent       (x)                              [LOGO]